Exhibit 99.1

International Headquarters

2150 St. Elzéar Blvd. West

Laval, Quebec H7L 4A8

Phone: 514.744.6792

Fax: 514.744.6272

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com

VALEANT PHARMACEUTICALS REPORTS

2013 FIRST QUARTER FINANCIAL RESULTS

•	2013 First Quarter Total Revenue $1.068 billion; an increase of 25% over the prior year

•	2013 First Quarter Product Sales $1.039 billion; an increase of 38% over the prior year

•	Organic growth (same store sales) was 6%, excluding the impact from generics, primarily BenzaClin and Cesamet

•	Pro forma organic growth was 4%, excluding the impact from generics, primarily BenzaClin and Cesamet

•	2013 First Quarter GAAP EPS Loss of $0.09; Cash EPS $1.30, an increase of 43% over the prior year, excluding one-time items in 2012 first quarter

•	2013 First Quarter GAAP Operating Cash Flow $255 million; Adjusted Operating Cash Flow $345 million; an increase of 35% over the prior year, excluding one-time items in 2012 first quarter

•	2013 Guidance for Cash EPS raised to $5.55 to $5.85 despite entry of Zovirax generic ointment

Laval, Quebec — May 2, 2013 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) announces first quarter financial results for 2013.

“Despite a slow January due to the integration of the Valeant and Medicis sales organizations, we delivered another solid quarter of strong growth in Cash EPS and adjusted cash flow to our shareholders,” stated J. Michael Pearson, chairman and chief executive officer. “We were particularly pleased with the strong organic growth of our emerging market segment, which was primarily driven by Poland, Russia, Brazil, South East Asia, and South Africa, as well as the continued growth in many of our promoted brands.”

Revenue

Valeant’s total revenues were $1.068 billion, up 25% compared to the first quarter of 2012, and product revenues were $1.039 billion, up 38% versus the year-ago quarter.

Valeant’s U.S. Promoted product sales increased 91% to $479 million led by strong growth in key brands such as Acanya, CeraVe, Arestin, Dysport, Restylane, Perlane and AcneFree. On a same store sales organic growth basis, U.S. Promoted business increased 6% despite increased generic competition in BenzaClin. Excluding the impact on BenzaClin sales, same store sales organic growth for this portfolio would have been 12% for the first quarter of 2013. Pro forma organic growth was flat as compared to the prior year due to the harmonization of wholesaler contracts between Valeant and Medicis. The wholesaler inventory levels of the Medicis dermatology portfolio were reduced from more than two months to approximately one month. Excluding this impact, pro forma organic growth was 7% in the first quarter of 2013.

Our U.S. Neurology and Other business delivered an EBITA contribution that was flat as compared to the prior year based on the stabilization of Wellbutrin XL and growth in several orphan drug products. This improvement was achieved in spite of a decrease in overall sales primarily from a reduction in partnered generic products which are low margin (e.g. diltiazem CD, nifedipine) and the slow launch of fenofibrate. We expect the top line growth in this division to be flat to slightly up for the full year 2013 and growth in EBITA versus 2012.

Our Canadian business reported strong growth in key brands for the quarter, including COLD-FX, CeraVe and our dermatology franchise, which was offset by the continued decline in Cesamet, while our Australian operations continued to perform well.

Finally, our Emerging Markets segment performed extremely well in the first quarter and product sales increased 26% driven by outstanding growth in Poland, Russia, Brazil, South East Asia and South Africa.

Financial Performance

The Company reported a net loss of $28 million for the first quarter of 2013, or a loss of $0.09 per diluted share. On a Cash EPS basis, adjusted income was $405 million, or $1.30 per diluted share. Excluding gains on the divestiture of two dermatology products and a foreign exchange gain related to the acquisition of iNova in the first quarter of 2012, Cash EPS increased 43% over the year-ago quarter.

GAAP cash flow from operations was $255 million in the first quarter of 2013, and adjusted cash flow from operations was $345 million.

The Company’s cost of goods sold (COGS) was $285 million in the first quarter of 2013. After backing out the fair value adjustment to inventory, amortization expense and other items related to acquisitions, COGS represented 22% of product sales, a decrease of three percentage points as compared to the first quarter of 2012 due to a favorable product mix, global plant consolidations and other initiatives.

Selling, General and Administrative expenses were $242 million in the first quarter of 2013, or approximately 23% of revenue, which was an increase of 4% over the prior year. SG&A was unusually high this quarter due to the integration of Medicis, and we expect this ratio to return to historical levels for the remainder of 2013. Research and Development expenses were $24 million in the first quarter of 2013, or approximately 2% of revenue.

2013 Guidance

The Company is updating its previous Cash EPS guidance and is now targeting Cash EPS of $5.55 to $5.85 in 2013, despite a recent entry of Zovirax generic ointment, up from prior guidance of $5.45 to $5.75. Total revenue in the range of $4.4 to $4.8 billion and adjusted cash flow from operations of $1.5 to $1.75 billion is reaffirmed.

Conference Call and Webcast Information

The Company will host a conference call and a live Internet webcast along with a slide presentation today at 7:30 a.m. ET (4:30 a.m. PT), May 2, 2013 to discuss its first quarter financial results for 2013. The dial-in number to participate on this call is (877) 876-8393 confirmation code 41820189. International callers should dial (973) 200-3961, confirmation code 41820189. A replay will be available approximately two hours following the conclusion of the conference call through May 9, 2013 and can be accessed by dialing (855) 859-2056, or (404) 537-3406, confirmation code 41820189. The live webcast of the conference call may be accessed through the investor relations section of the Company’s corporate website at www.valeant.com.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding our expected performance for 2013, including 2013 guidance with respect to Cash EPS, total revenue and adjusted cash flow from operations, and COGS for 2013. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target”, or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company’s most recent annual or quarterly report and detailed from time to time in Valeant’s other filings with the Securities and Exchange

Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

Non-GAAP Information

To supplement the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as amortization of inventory step-up, amortization of alliance product assets & pp&e step up, stock-based compensation step-up, contingent consideration fair value adjustments, restructuring, acquisition-related and other costs, acquired in-process research and development (“IPR&D”), legal settlements outside the ordinary course of business, the impact of currency fluctuations, amortization and other non-cash charges, amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest, loss on extinguishment of debt, (gain) loss on assets held for sale/impairment, net, (gain) loss on investments, net, and adjusts tax expense to cash taxes. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Financial Tables follow.

###

Valeant Pharmaceuticals International, Inc.

Condensed Consolidated Statements of Income (Loss)

For the Three Months Ended March 31, 2013 and 2012

	Three Months Ended March 31,
(In thousands, except per share data)	2013	2012
Product sales	$1,038,867	$750,880
Alliance and royalty	9,258	79,231
Service and other	20,230	25,992

Total revenues	1,068,355	856,103

Cost of goods sold (exclusive of amortization of intangible assets shown separately below)	284,904	224,196
Cost of services	14,951	18,820
Cost of alliances	478	68,820
Selling, general and administrative (“SG&A”)	241,899	177,286
Research and development	23,795	22,006
Acquisition-related contingent consideration	(2,185)	9,839
Legal settlements and related fees	4,448	3,155
Restructuring, acquisition-related and other costs	56,884	69,842
Amortization of intangible assets	326,175	200,643

	951,349	794,607

Operating Income (loss)	117,006	61,496
Interest expense, net	(153,719)	(100,902)
Loss on extinguishment of debt	(21,379)	(133)
Gain (loss) on investments, net	1,859	2,059
Foreign exchange and other	1,439	24,299

Income (loss) before (recovery) provision for income taxes	(54,794)	(13,181)
Recovery of income taxes	(27,264)	(260)

Net (loss) income	$(27,530)	$(12,921)

Earnings per share:
Basic and Diluted:
Net loss	$(0.09)	$(0.04)

Shares used in per share computation	305,763	307,776

Valeant Pharmaceuticals International, Inc.

Reconciliation of GAAP EPS to Cash EPS

For the Three Months Ended March 31, 2013 and 2012

	Three Months Ended March 31,
(In thousands, except per share data)	2013	2012
Net (loss) income	$(27,530)	$(12,921)
Non-GAAP adjustments (a):
Inventory step-up (b)	43,241	33,031
Alliance product assets & pp&e step-up/down (c)	138	50,721
Stock-based compensation step-up (d)	(280)	10,428
Acquisition-related contingent consideration (e)	(2,185)	9,839
Legal settlements and related fees (f)	4,448	3,155
Restructuring, acquisition-related and other costs (g)	56,884	69,842
Amortization and other non-GAAP charges (h)	336,775	205,203

	439,021	382,219
Amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest (i)	9,647	5,750
Loss on extinguishment of debt	21,379	133
Tax (j)	(37,355)	(14,859)

Total adjustments	432,692	373,243
Adjusted net income	$405,162	$360,322

GAAP earnings per share - diluted	$(0.09)	$(0.04)

Cash earnings per share - diluted	$1.30	$1.14

Cash earnings per share excluding one-time items - diluted	$1.30	$0.91

Shares used in diluted per share calculation - Cash earnings per share	312,350	316,397

(a)	See footnote (a) to Table 2a.
(b)	See footnote (b) to Table 2a.
(c)	See footnote (d) to Table 2a.
(d)	See footnote (e) to Table 2a.
(e)	See footnote (f) to Table 2a.
(f)	See footnote (g) to Table 2a.
(g)	See footnotes (h) (i) Table 2a.
(h)	See footnote (c) to Table 2a.
(i)	See footnote (j) to Table 2a.
(j)	See footnote (k) to Table 2a.

Valeant Pharmaceuticals International, Inc.

Reconciliation of GAAP EPS to Cash EPS

For the Three Months Ended March 31, 2013 and 2012

	Non-GAAP Adjustments(a) for
	Three Months Ended March 31,
(In thousands, except per share data)	2013		2012
Product sales	$—		$—
Alliance and royalty	—		—
Service and other	—		—

Total revenues	—		—

Cost of goods sold (exclusive of amortization of intangible assets shown separately below)	(53,989	)(b)(c)	(36,421	)(b)(c)
Cost of services	—		—
Cost of alliances	—		(50,958	)(d)
Selling, general and administrative (“SG&A”)	290	(e)	(11,361	)(e)
Research and development	—		—
Acquisition-related contingent consideration	2,185	(f)	(9,839	)(f)
Legal settlements and related fees	(4,448	)(g)	(3,155	)(g)
Restructuring, acquisition-related and other costs	(56,884	)(h)	(69,842	)(i)
Amortization of intangible assets	(326,175)		(200,643)

	(439,021)		(382,219)

Operating Income (loss)	439,021		382,219
Interest expense, net	9,647	(j)	5,750	(j)
Loss on extinguishment of debt	21,379		133
Gain (loss) on investments, net	—		—
Foreign exchange and other	—		—

Income (loss) before (recovery) provision for income taxes	470,047		388,102
(Recovery) provision for income taxes	37,355	(k)	14,859	(k)

Total Adjustments to Net income	$432,692		$373,243

Earnings per share:
Diluted:
Total Adjustments to Net income	$1.39		$1.18

Shares used in per share computation	312,350		316,397

(a)	To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the company uses non-GAAP financial measures that exclude certain items, such as amortization of inventory step-up, amortization of alliance product assets & pp&e step up, stock-based compensation step-up, contingent consideration fair value adjustments, restructuring, acquisition-related and other costs, acquired in-process research and development (“IPR&D”), legal settlements outside the ordinary course of business, the impact of currency fluctuations, amortization and other non-cash charges, amortization of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest, loss on extinguishment of debt, (gain) loss on assets held for sale/impairment, net, (gain) loss on investments, net, and adjusts tax expense to cash taxes.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a meaningful, consistent comparison of the company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP. Therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

(b)	ASC 805, accounting for business combinations requires an inventory fair value step-up whose total impact for the three months ended March 31, 2013 is $43.2 million primarily relating to the acquisition of Medicis Pharmaceutical Corporation on December 11, 2012. For the three months ended March 31, 2012 the impact of inventory fair value step-up is $33.0 million primarily relating to the acquisitions of Dermik on December 16, 2011 and iNova on December 21, 2011.
(c)	For the three months ended March 31, 2013 and 2012 cost of goods include costs associated with integration related tech transfers, $7.6 million and $1.6 million, respectively. For the three months ended March 31, 2013 cost of goods includes a BMS fair value inventory adjustment of $2.1 million.
(d)	Cost of Alliances represents the divestiture of 5-FU and IDP-111 resulting from the acquisition of Dermik, $50.9 million for the three months ended March 31, 2012.
(e)	For the three months ended March 31, 2013 and 2012 SG&A primarily includes an insignificant amount and $10.4 million of stock-based compensation, respectively, which reflects the amortization of the fair value step-up increment resulting from the merger of Legacy Valeant into Legacy Biovail and the acceleration of certain equity instruments.
(f)	Net expenses from the changes in acquisition related contingent consideration for the three months ended March 31, 2013 and 2012 of $2.2 million and $9.8 million, respectively.
(g)	For the three months ended March 31, 2013 and 2012 legal settlement costs of $4.4 million and $3.2 million, respectively, relate to settlements and associated legal fees of patent-related litigations.
(h)	Restructuring, acquisition-related and other costs of $56.9 million primarily represents costs related to the acquisition of Medicis and other Valeant restructuring and integration initiatives. These include $24.5 million related to integration consulting, duplicative labor, transition services, and other, $15.8 million related to employee severance costs, $7.9 million related to acquisition costs, $4.3 million related to facility closure costs, $2.7 million related to other, and $1.7 million related to non-personnel manufacturing integration costs.
(i)	Restructuring, acquisition-related and other costs of $69.8 million represent costs related to the merger of Legacy Valeant into Legacy Biovail and the acquisitions of Afexa, iNova, Dermik, Sanitas, Ortho Dermatologics, PharmaSwiss SA, Probiotica and Eyetech. These costs include $20.2 million related to facility closure costs, $20.5 million related to contract cancellation fees, consulting, legal and other costs, $19.8 million related to severance, $7.5 million related to acquisition costs, and $1.8 million related to manufacturing integration.
(j)	Non cash interest expense associated with amortization and write-down of deferred financing costs, debt discounts and ASC 470-20 (FSP APB 14-1) interest totals for the three months ended March 31, 2013 and 2012 of $9.6 million and $5.8 million, respectively.
(k)	Total tax effect of non-GAAP pre-tax adjustments, resolution of uncertain tax positions and change in valuation allowance associated with deferred tax asset.

Valeant Pharmaceuticals International, Inc.

Statement of Revenues - by Segment

For the Three Months Ended March 31, 2013 and 2012

(In thousands)

	Three Months Ended March 31,
	2013 GAAP	2012 GAAP	% Change	2013 currency impact	2013 excluding currency impact non-GAAP	% Change
Revenues (a)(b)
U.S. Promoted	$482,636	$327,955	47%	$—	$482,636	47%
U.S. Neurology & Other	159,966	158,364	1%	—	159,966	1%
Canada/Australia	128,542	132,569	-3%	1,384	129,926	-2%

Developed Markets	771,144	618,888	25%	1,384	772,528	25%
Emerging Markets-Central/Eastern Europe	186,166	144,398	29%	(300)	185,866	29%
Emerging Markets-Latin America	81,709	70,874	15%	3,160	84,869	20%
Emerging Markets-Southeast Asia/Africa	29,336	21,943	34%	1,706	31,042	41%

Emerging Markets	297,211	237,215	25%	4,566	301,777	27%

Total Revenues	$1,068,355	$856,103	25%	$5,950	$1,074,305	25%

(a)	Note: Currency effect for constant currency sales is determined by comparing 2013 reported amounts adjusted to exclude currency impact, calculated using 2012 monthly average exchange rates, to the actual 2012 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.
(b)	See footnote (a) to Table 2a.

Valeant Pharmaceuticals International, Inc.

Reconciliation of GAAP Cost of Goods Sold to Non-GAAP Cost of Goods Sold - by Segment

For the Three Months Ended March 31, 2013

(In thousands)

4.1 Cost of goods sold (a)

	Three Months Ended March 31,
	2013 as reported GAAP	% of product sales	2013 fair value step-up adjustment to inventory and Other non- GAAP (b)	2013 excluding fair value step-up adjustment to inventory and Other non-GAAP	% of product sales
Developed Markets	$159,412	21%	$46,904	$112,508	15%
Emerging Markets	125,492	44%	7,085	118,407	41%

	$284,904	27%	$53,989	$230,915	22%

(a)	See footnote (a) to Table 2a.
(b)	Developed Markets includes $41.0 million of fair value step-up adjustment to inventory and $6.1 million of integration related tech transfer costs offset by PP&E step down of $0.2 million. Emerging Markets includes $2.2 million of fair value step up adjustment to inventory, $1.5M of integration related tech transfer costs, $2.1 million BMS fair value inventory adjustment and $1.3 million of PP&E step up and other.

Valeant Pharmaceuticals International, Inc.

Consolidated Balance Sheet and Other Data

(In thousands)

5.1 Cash

	As of March 31, 2013	As of December 31, 2012
Cash and cash equivalents	$413,736	$916,091
Marketable securities	10,092	4,410

Total cash and marketable securities	$423,828	$920,501

Debt
New Term Loan A Facility	$1,926,577	$2,083,462
New Term Loan B Facility	1,265,726	1,275,167
New Incremental Term Loan B Facility	973,765	973,988
Senior Notes	6,450,001	6,448,317
Convertible Notes	209	233,793
Other	842	898

	10,617,120	11,015,625
Less: Current portion	(289,676)	(480,182)

	$10,327,444	$10,535,443

5.2 Summary of Cash Flow Statement

	Three Months Ended March 31,
	2013	2012
Cash flow provided by (used in):
Net cash provided by operating activities (GAAP)	$255,349	167,230
Restructuring, acquisition-related and other costs (c)	56,884	69,842
Payment of accrued legal settlements	2,820	60
Payment of accreted interest on convertible debt	—	56
Tax Benefit from stock options exercised (a)	4,604	593
Working Capital change related to business development activities	19,981	—
Changes in working capital related to restructuring, acquisition-related and costs(c)	5,750	17,539

Adjusted cash flow from operations (Non-GAAP) (b)	$345,388	$255,320

(a)	Includes stock option tax benefit which will reduce taxes in future periods.
(b)	See footnote (a) to Table 2a.
(c)	Total Restructuring, Acquisition-related and costs cash payments of $62,634 are broken down as follows:

Project Type	Amount Paid
Medicis	32,810
Intellectual property migration	6,536
Other	4,522
Europe (including Nature Produkt & Lek-Am)	4,435
Manufacturing integration (various deals)	3,640
U.S. restructuring	2,767
OraPharma	2,490
Ophthalmology (QLT and Eyetech)	1,992
Swiss Herbal/Afexa	1,948
Systems integration (various deals U.S./Canada)	1,494

Total	$62,634

Expense Type	Amount Paid
Severance payments	29,265
Integration related consulting, duplicative labor, transition services, and other	26,212
Facility closure costs, other manufacturing integration, and other	3,604
Acquisition-related costs paid to 3rd parties	3,553

Total	$62,634

Valeant Pharmaceuticals International, Inc.

Organic Growth - by Segment

For the Three Months Ended March 31, 2013

(In thousands)

	For the Three Months Ended March 31, 2013
										Organic growth
							(a)	(b)		(b)	(b)
	(1) QTD 2013	(2) Acq impact	(3) QTD Same store	(4) QTD 2012	(5) Pro Forma Adj	(6) Pro Forma 2012	(7) Currency impact Same store	(8) Currency impact Acq	(9) Divestitures / Discontinuations (c)	Pro Forma (1)+(7)+(8) +(9) / (6)	Same store (3)+(7) / (4)-(9)
U.S. Promoted	478.6	217.9	260.7	250.6	233.9	484.5	—	—	4.8	0%	6%
U.S. Neurology & Other (d)	158.4	24.0	134.4	153.5	15.7	169.1	—	—	3.5	-4%	-10%
Canada/Australia (e)	119.0	14.7	104.3	121.5	16.9	138.4	1.1	0.1	3.0	-11%	-11%
Developed Markets	755.9	256.6	499.4	525.6	266.4	792.0	1.1	0.1	11.3	-3%	-3%
Emerging Markets - Central/Eastern Europe	178.6	36.0	142.6	134.3	32.1	166.4	(0.3)	0.2	5.9	11%	11%
Emerging Markets - Latin America	81.7	12.0	69.8	70.9	11.6	82.5	2.6	0.5	3.2	7%	7%
Emerging Markets - Southeast Asia/Africa	26.4	—	26.4	21.9	—	21.9	1.7	—	0.0	28%	28%

Emerging Markets	286.8	48.0	238.8	227.1	43.7	270.9	4.1	0.7	9.2	11%	11%

Total product sales	1,042.7	304.5	738.2	752.7	310.2	1,062.9	5.2	0.8	20.5	1%	2%

Normalized for:     1) Generic impact of Cesamet, BenzaClin and other generics

                                         2) Assets held for sale (various brands in Australia and Canada)

	For the Three Months Ended March 31, 2013
										Organic growth
							(a)	(b)		(b)	(b)
	(1) QTD 2013	(2) Acq impact	(3) QTD Same store	(4) QTD 2012	(5) Pro Forma Adj	(6) Pro Forma 2012	(7) Currency impact Same store	(8) Currency impact Acq	(9) Divestitures / Discontinuations (c)	Pro Forma (1)+(7) +(8)+(9) / (6)	Same store (3)+(7) / (4)-(9)
U.S. Promoted (f) (h)	473.9	217.9	256.0	233.8	233.9	467.7	—	—	4.8	2%	12%
U.S. Neurology & Other (d) (i)	158.4	24.0	134.4	153.5	15.7	169.1	—	—	3.5	-4%	-10%
Canada/Australia (e) (g)	106.4	14.7	91.7	91.6	16.9	108.5	1.1	0.1	3.0	2%	5%
Developed Markets	738.7	256.6	482.1	478.9	266.4	745.3	1.1	0.1	11.3	1%	3%
Emerging Markets - Central/Eastern Europe	178.6	36.0	142.6	134.3	32.1	166.4	(0.3)	0.2	5.9	11%	11%
Emerging Markets - Latin America	81.7	12.0	69.8	70.9	11.6	82.5	2.6	0.5	3.2	7%	7%
Emerging Markets - Southeast Asia/Africa	26.4	—	26.4	21.9	—	21.9	1.7	—	0.0	28%	28%

Emerging Markets	286.8	48.0	238.8	227.1	43.7	270.9	4.1	0.7	9.2	11%	11%

Total product sales (j)	1,025.5	304.5	720.9	706.0	310.2	1,016.2	5.2	0.8	20.5	4%	6%

(a)	Note: Currency effect for constant currency sales is determined by comparing 2013 reported amounts adjusted to exclude currency impact, calculated using 2012 monthly average exchange rates, to the actual 2012 reported amounts. Constant currency sales is not a GAAP-defined measure of revenue growth. Constant currency sales as defined and presented by us may not be comparable to similar measures reported by other companies.
(b)	See footnote (a) to Table 2a.
(c)	Includes divestitures, discontinuations and supply interruptions.
(d)	Includes Valeant’s attributable portion of revenue from joint ventures (JV) - $1.7M Q1’13.
(e)	Includes Valeant’s attributable portion of revenue from joint ventures (JV) - $1.8M Q1’12 and $2.2M Q1’13.
(f)	Excludes revenue from genericized products of $16.8M Q1’12 and $4.7M Q1’13.
(g)	Excludes revenue from genericized products and assets held for sale of $29.9M Q1’12 and $12.6M Q1’13.
(h)	Includes impact of $22.5M in wholesaler inventory reductions on Medicis brands. Excluding this impact, pro forma organic growth is 7% for the quarter.
(i)	Includes impact of $1.5M in wholesaler inventory reductions on Medicis brands. Excluding this impact, pro forma organic growth is 3% for the quarter.
(j)	Includes impact of $24.0M in wholesaler inventory reductions on Medicis brands. Excluding this impact, pro forma organic growth is 6% for the quarter.